Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400
:

First Financial Northwest, Inc. Reports
Net Income of $1.5 Million or $0.16 per Diluted Share for the Second Quarter Ended June 30, 2023

Renton, Washington – July 27, 2023 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended June 30, 2023, of $1.5 million, or $0.16 per diluted share, compared to $2.1 million, or $0.23 per diluted share, for the quarter ended March 31, 2023, and $2.8 million, or $0.31 per diluted share, for the quarter ended June 30, 2022. For the six months ended June 30, 2023, net income was $3.6 million, or $0.39 per diluted share, compared to net income of $6.1 million, or $0.66 per diluted share, for the comparable six-month period in 2022.

“The Bank first opened for business in July 1923, and we are honoring our 100 years of service to the community in several ways. We hosted events with customers, prospects and business associates and held community events at designated branches during the quarter. We expanded our social media outreach to highlight our exceptional history of delivering personalized financial services that provide unique, innovative solutions to our customers, including a video interview spotlighting H. A. “Harry” Blencoe, who served as Chairman of the Board and CEO from 1961 to 2005 and who celebrated his 99th birthday earlier this year. We also distributed tokens of our appreciation to our largest loan and deposit customers, as well as to each of our employees, as a special thank you for their continued support during the Bank’s 100-year anniversary,” stated Joseph W. Kiley III, President and CEO.

“Our financial results were affected during the quarter as a result of recognizing $419,200 in legal, accounting and other fees related to the unsuccessful negotiation of a potential business combination with another financial institution. Despite our best efforts, the parties were unable to come to a mutual agreement on the terms of merger,” stated Kiley.

“Credit quality at June 30, 2023, remained strong, with nonperforming assets totaling just $201,000 and additional loan delinquencies of only $175,000 on total loans receivable of $1.2 billion. A reduction in loans receivable during the quarter and a credit upgrade to a $2.1 million commercial real estate loan allowed the Company to recognize a $400,000 recapture of its provision for credit losses during the quarter,” continued Kiley.

“Competition for deposits continues to adversely impact our cost of funds. We continue to work to grow deposits throughout our branch network and are thankful for our loyal customer base. Our level of uninsured deposits was reduced to 21.5% at quarter end, down from 23.6% of deposits at March 31, 2023 and 27.4% at the end of 2022. I am truly appreciative of the efforts of our employees in assisting customers to maximize the coverage on their deposits,” concluded Kiley.

Highlights for the quarter ended June 30, 2023:
•	The Company paid a regular quarterly cash dividend to shareholders of $0.13 per share.
•	The Bank’s Tier 1 leverage and total capital ratios were 10.0% and 15.8% at June 30, 2023, compared to 10.2% and 15.6% at March 31, 2023, and 10.5% and 15.5% at June 30, 2022, respectively.
•	Credit quality remained strong with nonperforming assets of $201,000, or 0.01% of total assets.
•
Based on management’s evaluation of the adequacy of the Allowance for Credit Losses (“ACL”) at June 30, 2023, the Company recognized a $400,000 recapture of provision for credit losses during the quarter.

Deposits totaled $1.22 billion at June 30, 2023, compared to $1.23 billion at March 31, 2023, and $1.18 billion at June 30, 2022. Total deposits decreased $2.2 million in the quarter ended June 30, 2023, compared to the quarter ended March 31, 2023. We continued to see customers shift funds from money market accounts into retail certificates of deposit, with the $16.5 million decrease in money market balances more than offset by the $27.0 million increase in retail certificates of deposit. The primary reason for the slight reduction in deposits during the quarter was our decision to reduce our balances of brokered deposits by $15.0 million. At June 30, 2023, the Company held $43.0 million in interest-earning deposits that can be used to fund loan growth or further reduce brokered deposits and/or other wholesale liabilities in future periods, compared to $71.0 million at March 31, 2023, and $26.2 million at June 30, 2022.
The following table presents a breakdown of our total deposits (unaudited):

	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Three Month Change	One Year Change
	(Dollars in thousands)
Deposits:
Noninterest-bearing demand	$111,768	$110,780	$127,808	$988	$(16,040)
Interest-bearing demand	89,080	86,183	107,478	2,897	(18,398)
Savings	20,364	21,871	23,525	(1,507)	(3,161)
Money market	467,411	483,945	596,515	(16,534)	(129,104)
Certificates of deposit, retail	359,919	332,935	270,866	26,984	89,053
Brokered deposits	176,422	191,414	53,277	(14,992)	123,145
Total deposits	$1,224,964	$1,227,128	$1,179,469	$(2,164)	$45,495

The following tables present an analysis of total deposits by branch office (unaudited):
June 30, 2023
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Brokered deposits	Total
	(Dollars in thousands)
King County
Renton	$ 31,802	$ 41,857	$ 12,952	$ 237,814	$ 254,016	$ -	$ 578,441
Landing	2,773	1,831	137	15,120	8,657	-	28,518
Woodinville	2,440	2,653	1,032	10,077	14,647	-	30,849
Bothell	4,047	765	39	4,917	2,187	-	11,955
Crossroads	17,108	4,619	87	27,370	13,599	-	62,783
Kent	11,237	9,841	4	15,500	7,097	-	43,679
Kirkland	7,656	1,356	149	11,137	1,160	-	21,458
Issaquah	2,116	1,681	102	3,070	5,594	-	12,563
Total King County	79,179	64,603	14,502	325,005	306,957	-	790,246
Snohomish County
Mill Creek	5,797	2,638	591	15,209	7,140	-	31,375
Edmonds	12,384	7,659	895	28,177	12,871	-	61,986
Clearview	4,888	4,490	1,576	19,928	7,872	-	38,754
Lake Stevens	3,465	4,038	1,071	30,899	10,802	-	50,275
Smokey Point	2,953	4,619	1,715	42,192	11,846	-	63,325
Total Snohomish County	29,487	23,444	5,848	136,405	50,531	-	245,715
Pierce County
University Place	2,428	83	3	3,817	926	-	7,257
Gig Harbor	674	950	11	2,184	1,505	-	5,324
Total Pierce County	3,102	1,033	14	6,001	2,431	-	12,581

Brokered deposits	-	-	-	-	-	176,422	176,422

Total deposits	$ 111,768	$ 89,080	$ 20,364	$ 467,411	$ 359,919	$ 176,422	$ 1,224,964

March 31, 2023
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Brokered deposits	Total
	(Dollars in thousands)
King County
Renton	$ 33,227	$ 44,884	$ 14,033	$ 238,966	$ 244,560	$ -	$ 575,670
Landing	2,721	1,407	184	15,056	6,411	-	25,779
Woodinville	3,084	2,438	1,116	10,971	14,101	-	31,710
Bothell	4,066	659	60	5,263	2,067	-	12,115
Crossroads	11,766	2,956	95	35,242	11,956	-	62,015
Kent	9,505	9,305	4	18,415	3,449	-	40,678
Kirkland	7,318	1,282	99	10,643	627	-	19,969
Issaquah	2,128	1,189	27	3,825	4,627	-	11,796
Total King County	73,815	64,120	15,618	338,381	287,798	-	779,732
Snohomish County
Mill Creek	7,001	3,089	617	12,487	6,190	-	29,384
Edmonds	15,282	6,247	884	26,726	13,183	-	62,322
Clearview	4,933	4,485	1,640	19,490	6,999	-	37,547
Lake Stevens	4,177	3,577	1,355	33,824	9,197	-	52,130
Smokey Point	2,836	4,287	1,745	46,825	7,782	-	63,475
Total Snohomish County	34,229	21,685	6,241	139,352	43,351	-	244,858
Pierce County
University Place	2,189	82	3	3,999	946	-	7,219
Gig Harbor	547	296	9	2,213	840	-	3,905
Total Pierce County	2,736	378	12	6,212	1,786	-	11,124

Brokered deposits	-	-	-	-	-	191,414	191,414

Total deposits	$ 110,780	$ 86,183	$ 21,871	$ 483,945	$ 332,935	$ 191,414	$ 1,227,128

Net loans receivable totaled $1.17 billion at June 30, 2023, compared to $1.18 billion at March 31, 2023, and $1.12 billion at June 30, 2022. At June 30, 2023, loan totals were down across all categories except consumer loans which increased by $2.3 million. The average balance of net loans receivable totaled $1.18 billion for the quarter ended June 30, 2023, compared to $1.17 billion for the quarter ended March 31, 2023, and $1.12 billion for the quarter ended June 30, 2022.

The ACL to total loans was 1.31% and 1.33% at June 30, 2023 and March 31, 2023, respectively, compared to allowance for loan and lease losses (“ALLL”) to total loans receivable of 1.33% at June 30, 2022.

There was $201,000 in nonperforming loans at June 30, 2023, compared to $193,000 at March 31, 2023, and none at June 30, 2022. There was no other real estate owned (“OREO”) at June 30, 2023, March 31, 2023, and June 30, 2022.
The following table presents a breakdown of our nonperforming assets (unaudited):
	Jun 30,	Mar 31,	Jun 30,	Three Month	One Year
	2023	2023	2022	Change	Change
	(Dollars in thousands)
Nonperforming loans:
Consumer	$ 201	$ 193	$ –	$ 8	$ 201
Total nonperforming loans	201	193	–

OREO	–	–	–	–	–

Total nonperforming assets	$ 201	$ 193	$ –	$ 8	$ 201

Nonperforming assets as a percent
of total assets	0.01%	0.01%	0.00%

Net interest income totaled $10.3 million for the quarter ended June 30, 2023, compared to $11.3 million for the quarter ended March 31, 2023, and $11.8 million for the quarter ended June 30, 2022. The decrease in the current quarter compared to the quarter ended March 31, 2023, was primarily due to higher interest expense on deposits and other borrowings, primarily reflecting the continued increase in market interest rates due to the ongoing increases to the targeted federal funds rate, and continued intense competition for deposits, partially offset by higher interest income on loans and investment securities. Since March 2022, the Federal Open Market Committee of the Federal Reserve System has increased the target range for the federal funds rate by 500 basis points, including 25 basis points during the second quarter of 2023, to a range of 5.00% to 5.25%.

Total interest income was $19.7 million for the quarter ended June 30, 2023, compared to $18.5 million for the quarter ended March 31, 2023, and $13.5 million for the quarter ended June 30, 2022. The increase in the current quarter compared to the prior quarters was primarily due to an improvement in the average yield on loans and investments due in large part to recent increases in the targeted federal funds rate. Loan yield increased to 5.71% during the recent quarter, compared to 5.56% and 4.41% for the quarters ended March 31, 2023 and June 30, 2022, respectively. Yield on investment securities increased to 3.93% during the current quarter, compared to 3.88% and 2.33% for the quarters ended March 31, 2023 and June 30, 2022, respectively.

Total interest expense was $9.4 million for the quarter ended June 30, 2023, compared to $7.2 million for the quarter ended March 31, 2023, and $1.7 million for the quarter ended June 30, 2022. The average cost of interest-bearing deposits was 3.06% for the quarter ended June 30, 2023, compared to 2.41% for the quarter ended March 31, 2023, and 0.55% for the quarter ended June 30, 2022. The increase from the quarter ended March 31, 2023, was due primarily to increased interest expense on money market and certificate of deposit balances in a highly competitive marketplace for deposits and the costs from brokered deposits and other wholesale sources used to meet our funding needs. Advances from the FHLB totaled $120.0 million at June 30, 2023, compared to $160.0 million at March 31, 2023, and $95.0 million at June 30, 2022. At June 30, 2023, $95.0 million of our FHLB advances were tied to cash flow hedge agreements where the Bank pays a fixed rate and receives a variable rate in return to assist in the Bank’s interest rate risk management efforts. These cash flow hedge agreements had a weighted average remaining term of 41 months and a weighted average fixed interest rate of 1.05% as of June 30, 2023. Subsequent to quarter end, the Bank entered into two additional pay fixed cash flow hedges where the Bank pays a fixed rate and in return receives an amount based on the Secured Overnight Financing Rate (“SOFR”). The first is a $15.0 million notional, two-year swap where the Bank pays a fixed rate of 4.57% and the second is a $15.0 million notional, three-year swap where the Bank pays a fixed rate of 4.15%. These hedges are intended to provide protection to the Bank in the event that market rates rise further or stay at these elevated levels for longer than current market expectations. The average cost of borrowings was 2.55% for the quarter ended June 30, 2023, compared to 2.69% for the quarter ended March 31, 2023, and 1.21% for the quarter ended June 30, 2022.

Net interest margin was 2.84% for the quarter ended June 30, 2023, compared to 3.22% for the quarter ended March 31, 2023, and 3.53% for the quarter ended June 30, 2022. The decrease in net interest margin for the quarter ended June 30, 2023, compared to the quarter ended March 31, 2023, was due primarily to the cost of interest-bearing liabilities increasing more than the yields on interest-earnings assets, with a 57-basis point increase in the Company’s average cost of interest-bearing liabilities to 3.01% from 2.44%, partially offset by a 14-basis point increase in the average yield on interest-earning assets to 5.43% from 5.29%.

Noninterest income for the quarter ended June 30, 2023, totaled $798,000, compared to $665,000 for the quarter ended March 31, 2023, and $961,000 for the quarter ended June 30, 2022. The increase for the quarter ended June 30, 2023, compared to the quarter ended March 31, 2023, was primarily due to a $135,000 increase in other noninterest income and, to a lesser extent, an increase in wealth management revenue and deposit related fees, partially offset by decreases in loan related fees and income on bank-owned life insurance (“BOLI”). The decrease for the quarter ended June 30, 2023, compared to the prior year quarter, primarily reflects lower loan related fees.

Noninterest expense totaled $9.7 million for the quarter ended June 30, 2023, compared to $9.0 million for the quarter ended March 31, 2023, and $9.3 million for the quarter ended June 30, 2022. The increase in noninterest expense for the quarter ended June 30, 2023, compared to the quarter ended March 31, 2023, was primarily due to increases in professional fees, other general and administrative expenses and regulatory assessments. Professional fees increased $470,000, primarily due to $419,200 in expenses related to the exploration, negotiation and due diligence associated with a potential business combination which was abandoned during the second quarter of 2023. Other general and administrative fees increased $399,000 during the quarter ended June 30, 2023, compared to the quarter ended March 31, 2023, primarily due to the recognition of approximately $190,000 in one-time expenses relating to business relations and customer appreciation in conjunction with our 100-year celebration, and a $115,000 increase to our ACL on unfunded loan commitments. Regulatory assessments increased $166,000 during the second quarter of 2023 compared to the first quarter of 2023 due to a year-to-date true up of expenses relating to an increase in deposit insurance assessments instituted earlier in the year. These increases were partially offset by a $397,000 reduction in salaries and employee benefits as we refined and reduced our 2023 estimates for incentive compensation and profit-sharing accruals. The increase in noninterest expense for the quarter ended June 30, 2023, compared to the quarter ended June 30, 2022, primarily reflects $475,000 in higher other general and administrative expenses, $177,000 in regulatory assessments and $156,000 in professional fees, partially offset by a $414,000 decrease in salaries and employee benefits and a $45,000 decrease in occupancy and equipment expense, primarily for the reasons set forth above.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 15 full-service banking offices. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions; higher inflation and the impact of current and future monetary policies of the Federal Reserve in response thereto; increased competitive pressures; changes in the interest rate environment; legislative and regulatory changes; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2023 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

Assets	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Three Month Change	One Year Change

Cash on hand and in banks	$10,621	$9,618	$9,458	10.4%	12.3%
Interest-earning deposits with banks	42,956	70,998	26,194	(39.5)	64.0
Investments available-for-sale, at fair value	208,927	214,948	210,826	(2.8)	(0.9)
Investments held-to-maturity, at amortized cost	2,444	2,439	2,432	0.2	0.5
Loans receivable, net of allowance of $15,606, $16,028, and $15,125 respectively	1,171,916	1,184,750	1,119,795	(1.1)	4.7
Federal Home Loan Bank ("FHLB") stock, at cost	6,603	8,203	5,512	(19.5)	19.8
Accrued interest receivable	6,690	7,011	5,738	(4.6)	16.6
Deferred tax assets, net	3,275	2,990	1,840	9.5	78.0
Premises and equipment, net	20,283	20,732	21,855	(2.2)	(7.2)
Bank owned life insurance ("BOLI"), net	36,922	36,647	35,819	0.8	3.1
Prepaid expenses and other assets	13,051	11,336	10,493	15.1	24.4
Right of use asset ("ROU"), net	3,018	3,194	3,301	(5.5)	(8.6)
Goodwill	889	889	889	0.0	0.0
Core deposit intangible, net	484	516	616	(6.2)	(21.4)
Total assets	$1,528,079	$1,574,271	$1,454,768	(2.9)%	5.0%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$111,768	$110,780	$127,808	0.9%	(12.6)%
Interest-bearing deposits	1,113,196	1,116,348	1,051,661	(0.3)	5.9
Total deposits	1,224,964	1,227,128	1,179,469	(0.2)	3.9
Advances from the FHLB	120,000	160,000	95,000	(25.0)	26.3
Advance payments from borrowers for taxes and insurance	2,524	5,447	2,670	(53.7)	(5.5)
Lease liability, net	3,213	3,374	3,482	(4.8)	(7.7)
Accrued interest payable	2,045	749	115	173.0	1678.3
Other liabilities	16,618	17,928	17,136	(7.3)	(3.0)
Total liabilities	1,369,364	1,414,626	1,297,872	(3.2)%	5.5%

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	-	-	-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 9,148,086 shares at June 30, 2023, 9,148,086 shares at March 31, 2023, and 9,091,533 shares at June 30, 2022	92	92	91	0.0%	1.1%
Additional paid-in capital	72,544	72,445	71,835	0.1	1.0
Retained earnings	95,896	95,597	90,066	0.3	6.5
Accumulated other comprehensive loss, net of tax	(9,817)	(8,489)	(4,814)	15.6	103.9
Unearned Employee Stock Ownership Plan ("ESOP") shares	-	-	(282)	n/a	(100.0)
Total stockholders' equity	158,715	159,645	156,896	(0.6)	1.2
Total liabilities and stockholders' equity	$1,528,079	$1,574,271	$1,454,768	(2.9)%	5.0%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Three Month Change	One Year Change
Interest income
Loans, including fees	$16,849	$16,029	$12,273	5.1%	37.3%
Investments	2,108	2,105	1,156	0.1	82.4
Interest-earning deposits with banks	620	236	37	162.7	1575.7
Dividends on FHLB Stock	120	130	71	(7.7)	69.0
Total interest income	19,697	18,500	13,537	6.5	45.5
Interest expense
Deposits	8,590	6,332	1,398	35.7	514.4
Other borrowings	798	912	315	(12.5)	153.3
Total interest expense	9,388	7,244	1,713	29.6	448.0
Net interest income	10,309	11,256	11,824	(8.4)	(12.8)
(Recapture of provision) provision for credit losses	(400)	300	-	(233.3)	n/a
Net interest income after (recapture of provision) provision for credit losses	10,709	10,956	11,824	(2.3)	(9.4)

Noninterest income

BOLI income	274	308	251	(11.0)	9.2
Wealth management revenue	95	45	104	111.1	(8.7)
Deposit related fees	252	223	246	13.0	2.4
Loan related fees	44	91	354	(51.6)	(87.6)
Other	133	(2)	6	(6750.0)	2116.7
Total noninterest income	798	665	961	20.0	(17.0)

Noninterest expense
Salaries and employee benefits	5,064	5,461	5,478	(7.3)	(7.6)
Occupancy and equipment	1,160	1,165	1,205	(0.4)	(3.7)
Professional fees	887	417	731	112.7	21.3
Data processing	711	686	692	3.6	2.7
Regulatory assessments	267	101	90	164.4	196.7
Insurance and bond premiums	115	130	113	(11.5)	1.8
Marketing	98	77	96	27.3	2.1
Other general and administrative	1,355	956	880	41.7	54.0
Total noninterest expense	9,657	8,993	9,285	7.4	4.0
Income before federal income tax provision	1,850	2,628	3,500	(29.6)	(47.1)
Federal income tax provision	362	506	692	(28.5)	(47.7)
Net income	$1,488	$2,122	$2,808	(29.9)%	(47.0)%

Basic earnings per share	$0.16	$0.23	$0.31
Diluted earnings per share	$0.16	$0.23	$0.31
Weighted average number of common shares outstanding	9,120,468	9,104,371	8,982,969
Weighted average number of diluted shares outstanding	9,124,227	9,173,276	9,085,913

The following table presents a breakdown of the loan portfolio (unaudited):
	June 30, 2023		March 31, 2023		June 30, 2022
	Amount	Percent	Amount	Percent	Amount	Percent

Commercial real estate:
Residential:
Other multifamily	$141,413	11.9%	$143,332	11.9%	$135,879	12.0%
Total multifamily residential	141,413	11.9	143,332	11.9	135,879	12.0

Non-residential:
Office	79,338	6.7	79,793	6.6	84,884	7.5
Retail	131,877	11.1	130,788	11.0	139,425	12.2
Mobile home park	22,798	1.9	21,992	1.8	22,264	2.0
Hotel / motel	64,297	5.4	67,165	5.6	57,224	5.0
Nursing home	11,739	1.0	12,260	1.0	12,527	1.1
Warehouse	19,557	1.6	19,780	1.6	19,056	1.7
Storage	33,418	2.8	33,604	2.8	34,167	3.0
Other non-residential	43,332	3.7	43,523	3.7	43,350	3.8
Total non-residential	406,356	34.2	408,905	34.1	412,897	36.3

Construction/land:
One-to-four family residential	47,168	4.0	53,948	4.5	34,578	3.1
Multifamily	547	0.0	(131)	0.0	4,805	1.4
Land development	10,113	0.9	9,786	0.8	24,483	1.2
Total construction/land	57,828	4.9	63,603	5.3	63,866	5.7

One-to-four family residential:
Permanent owner occupied	246,585	20.8	242,477	20.2	211,491	18.7
Permanent non-owner occupied	235,008	19.8	240,183	20.0	223,670	19.8
Total one-to-four family residential	481,593	40.6	482,660	40.2	435,161	38.5

Business:
Aircraft	2,017	0.2	2,052	0.1	3,130	0.3
Small Business Administration ("SBA")	1,824	0.2	499	0.1	538	0.1
Paycheck Protection Plan ("PPP")	629	0.1	707	0.1	1,511	0.1
Other business	22,957	1.8	28,401	2.3	28,489	2.5
Total business	27,427	2.3	31,659	2.6	33,668	3.0

Consumer:
Classic, collectible and other auto	61,611	5.1	59,962	5.0	43,695	3.7
Other consumer	11,294	1.0	10,657	0.9	9,754	0.8
Total consumer	72,905	6.1	70,619	5.9	53,449	4.5
Total loans	1,187,522	100.0%	1,200,778	100.0%	1,134,920	100.0%
Less:
ACL	15,606		16,028		15,125
Loans receivable, net	$1,171,916		$1,184,750		$1,119,795

Concentrations of credit: (1)
Construction loans as % of total capital	40.0%		44.9%		45.2%
Total non-owner occupied commercial real estate as % of total capital	336.8%		347.7%		360.0%
 (1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2023	2023	2022	2022	2022
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	0.39%	0.57%	0.86%	1.06%	0.79%
Return on equity	3.74	5.31	8.04	9.88	7.11
Dividend payout ratio	79.90	56.52	34.29	27.40	38.51
Equity-to-assets ratio	10.39	10.14	10.67	10.64	10.78
Tangible equity-to-assets ratio (2)	10.31	10.06	10.58	10.55	10.69
Net interest margin	2.84	3.22	3.52	3.65	3.53
Average interest-earning assets to average interest-bearing liabilities	116.27	117.78	117.93	119.08	120.21
Efficiency ratio	86.95	75.44	65.84	66.80	72.62
Noninterest expense as a percent of average total assets	2.50	2.42	2.30	2.43	2.60
Book value per common share	$17.35	$17.45	$17.57	$17.30	$17.26
Tangible book value per common share (2)	17.20	17.30	17.41	17.14	17.09

Capital Ratios: (3)
Tier 1 leverage ratio	10.02%	10.24%	10.31%	10.43%	10.53%
Common equity tier 1 capital ratio	14.49	14.33	14.37	14.24	14.22
Tier 1 capital ratio	14.49	14.33	14.37	14.24	14.22
Total capital ratio	15.75	15.59	15.62	15.49	15.47

Asset Quality Ratios: (4)
Nonperforming loans as a percent of total loans	0.02%	0.02%	0.02%	0.02%	0.00%
Nonperforming assets as a percent of total assets	0.01	0.01	0.01	0.02	0.00
ACL as a percent of total loans	1.31	1.33	1.29	1.27	1.33
Net (recoveries) charge-offs to average loans receivable, net	0.00	(0.00)	(0.00)	(0.00)	0.00

Allowance for Credit Losses:
ACL, beginning of the quarter	$16,028	$15,227	$14,726	$15,125	$15,159
Beginning balance adjustment from adoption of Topic 326	-	500	-	-	-
(Recapture of provision) provision for credit losses	(400)	300	500	(400)	-
Charge-offs	(22)	-	-	-	(37)
Recoveries	-	1	1	1	3
ACL, end of the quarter	$15,606	$16,028	$15,227	$14,726	$15,125
(1) Performance ratios are calculated on an annualized basis.
(2) Represent non-GAAP financial measures. Tangible equity-to-tangible assets ratio is calculated by dividing tangible equity by tangible assets. Tangible book value per common share is calculated by dividing tangible equity by common shares outstanding at period end. Tangible equity and tangible assets exclude goodwill and core deposit intangible assets. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.
(3) Capital ratios are for First Financial Northwest Bank only.
(4) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	For the Quarter Ended
	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022
	(Dollars in thousands)
Yields and Costs: (1)
Yield on loans	5.71%	5.56%	5.19%	4.77%	4.41%
Yield on investments	3.93	3.88	3.60	2.90	2.33
Yield on interest-earning deposits	4.91	4.40	3.31	2.02	0.67
Yield on FHLB stock	7.06	7.30	4.58	5.56	4.82
Yield on interest-earning assets	5.43%	5.29%	4.90%	4.43%	4.04%

Cost of interest-bearing deposits	3.06%	2.41%	1.51%	0.87%	0.55%
Cost of borrowings	2.55	2.69	2.46	1.48	1.21
Cost of interest-bearing liabilities	3.01%	2.44%	1.63%	0.93%	0.61%

Cost of total deposits	2.78%	2.17%	1.36%	0.78%	0.49%
Cost of funds	2.76	2.23	1.48	0.84	0.55

Average Balances:
Loans	$1,182,939	$1,168,539	$1,150,181	$1,132,233	$1,117,079
Investments	215,113	219,969	221,113	220,244	198,819
Interest-earning deposits	50,691	21,729	24,608	24,565	22,010
FHLB stock	6,814	7,219	7,710	5,923	5,905
Total interest-earning assets	$1,455,557	$1,417,456	$1,403,612	$1,382,965	$1,343,813

Interest-bearing deposits	$1,126,598	$1,065,827	$1,040,357	$1,056,079	$1,013,080
Borrowings	125,275	137,600	149,946	105,272	104,835
Total interest-bearing liabilities	$1,251,873	$1,203,427	$1,190,303	$1,161,351	$1,117,915
Noninterest-bearing deposits	$111,365	$115,708	$121,518	$125,561	$131,415
Total deposits and borrowings	$1,363,238	$1,319,135	$1,311,821	$1,286,912	$1,249,330

Average assets	$1,547,321	$1,509,297	$1,496,125	$1,470,816	$1,431,003
Average stockholders' equity	159,764	162,016	159,120	158,515	158,349
(1) Yields and costs are annualized.

Non-GAAP Financial Measures
In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures that include tangible equity, tangible assets, tangible book value per share, and the tangible equity-to-assets ratio. The Company believes that these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of goodwill and core deposit intangible, net and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation between the GAAP and non-GAAP measures:

Quarter Ended
Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022
(Dollars in thousands, except per share data)
Tangible equity to tangible assets and tangible book value per share:
Total stockholders' equity (GAAP)	$158,715	$159,645	$160,360	$157,890	$156,896
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	484	516	548	582	616
Tangible equity (Non-GAAP)	$157,342	$158,240	$158,923	$156,419	$155,391

Total assets (GAAP)	$1,528,079	$1,574,271	$1,502,916	$1,484,311	$1,454,768
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	484	516	548	582	616
Tangible assets (Non-GAAP)	$1,526,706	$1,572,866	$1,501,479	$1,482,840	$1,453,263

Common shares outstanding at period end	9,148,086	9,148,086	9,127,595	9,127,595	9,091,533

Equity-to-assets ratio (GAAP)	10.39%	10.14%	10.67%	10.64%	10.78%
Tangible equity-to-tangible assets ratio (Non‑GAAP)	10.31%	10.06	10.58	10.55	10.69
Book value per common share (GAAP)	$17.35	$17.45	$17.57	$17.30	$17.26
Tangible book value per share (Non-GAAP)	17.20	17.30	17.41	17.14	17.09